Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Reports Third Quarter Financial Results

Total Revenue of $13.9 Million; Recurring Revenue up 24% to a Record $5.7 Million

Strong New Capital Orders Represent Increasing Penetration of Niobe and Odyssey

Gross Margin of 72.2%, Compared to 67.8% in Year Ago Quarter

Cash Burn Significantly Reduced to $1.7 Million

ST. LOUIS, MO, November 1, 2010—Stereotaxis, Inc. (NASDAQ: STXS) announced today financial results for the quarter ended September 30, 2010 that were in line with the preliminary results reported on October 13, 2010.  Third quarter 2010 results included record recurring revenue, strong gross margins, and reductions in both operating loss and net loss.

Revenue for the third quarter 2010 totaled $13.9 million, compared to $13.3 million in the third quarter 2009.  As previously announced on October 13, 2010, revenue growth for the second half of 2010 is being impacted by installation delays in the third and fourth quarters.  The Company recognized revenue of $5.5 million in Niobe® Magnetic Navigation Systems and $2.6 million in OdysseyTM systems in the third quarter 2010.  Disposables, services and accessories revenue for the quarter ended September 30, 2010 increased 24% to a record $5.7 million from the recurring revenue reported for the year-ago quarter, and reflects continued growth in clinical procedures.

New capital orders for the quarter ended September 30, 2010 increased 94% to $12.2 million from the capital orders placed in the comparable period in 2009.  Global orders for the Company’s Niobe Remote Magnetic Navigation System totaled $8.1 million, while Odyssey system orders increased over 140% to a record $4.1 million from the year ago period.  New capital orders from North America orders were $6.3 million, or 52% of total orders in the third quarter of 2010.

“The strong momentum in new orders during the third quarter 2010 confirms that we continue to execute on our commercial strategy by further driving adoption of our innovative technology platforms, resulting in stronger reference sites,” said Michael P.

Kaminski, President and Chief Executive Officer of Stereotaxis.  “In particular, our Odyssey system continues to gain traction in standard electrophysiology labs in the U.S., driven by the demand to improve clinical data management and distribution capabilities.  We remain confident in our near- and long-term growth potential, and believe the strong sustained trend in increased new capital orders combined with our focus on operational excellence will ultimately lead us to profitability.”

Third Quarter 2010 Financial Performance

Gross margin for the quarter ended September 30, 2010 increased 11% to $10.0 million from $9.0 million in the third quarter of 2009.  This represented 72.2% of total revenue compared with 67.8% a year ago.  Third quarter 2010 operating expenses totaled $13.6 million, compared to $13.2 million in the third quarter 2009.  The combination of revenue growth, strong margins, operating expense control and tight cash management resulted in a significant reduction in cash burn to $1.7 million for the third quarter of 2010.

The operating loss for the third quarter 2010 was $(3.6) million, compared to an operating loss of $(4.2) million for the third quarter 2009.  The net loss for the third quarter 2010 was $(5.1) million, or $(0.10) per share, compared to a net loss of $(5.8) million, or $(0.14) per share, reported for the third quarter 2009.  Net loss for the third quarter 2010 included expense related to warrants issued in 2008 of $0.02 per share as a result of the increase in the Company’s stock price at September 30, 2010 versus June 30, 2010.  Excluding the effect of the repricing of the warrants, the net loss in the third quarter 2010 was $(4.2) million, or $(0.08) per share.  The weighted average shares for the third quarter of 2010 totaled 50.1 million compared with 42.0 million in the third quarter of last year.  The increase was due in large part to the issuance of 7.5 million shares as part of the stock offering completed in October 2009.

At September 30, 2010, Stereotaxis had cash and cash equivalents of $21.8 million, compared to $22.0 million on June 30, 2010.  Total debt was $26.5 million, including $17.0 million drawn against the Company’s $30 million line of credit.

Year-to-Date Financial Performance

Revenue for the first nine months of 2010 was $39.5 million, a 7% increase from the first nine months of 2009.  Gross margin grew 13% to $27.8 million, or 70.4% of revenue, compared with $24.7 million, or 66.5% of revenue in the first nine months of the prior year.  Operating expenses were $43.3 million for the first nine months of 2010 compared with $42.7 million in the same period of 2009.  The operating loss decreased to $(15.5) million for the first nine months of 2010 compared with $(18.0) million for the comparable period of 2009.   Cash burn for the first nine months of 2010, including payments against the Biosense Webster advance, was $16.0 million compared with $20.9 million in the first nine months of 2009.  Stereotaxis has historically included the repayment of the Biosense advance as part of cash burn as operationally the advance is reduced by the earning of royalties.   Of the $16.0 million in year-to-date cash burn, $3.8 million is repayment of Biosense debt.

2010 Financial Outlook

The Company updated its outlook for 2010 as follows:

  New capital order growth in the range of 45%-50%
  Total revenue growth in the high-single digit percentage range
  Gross margins approaching 70%
  Operating expenses between $59 million and $61 million

Conference Call Information

Stereotaxis will hold a conference call today, November 1, 2010 at 4:30 p.m. Eastern Time, to discuss third quarter 2010 results and operational highlights.  The dial-in number for the conference call is 1-877-941-9205 for domestic participants and 1-480-629-9835 for international participants.  An audio replay of the call will be available for seven days following the call, and can be accessed by dialing 1-800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4377272#.  The call will also be available on the Internet live and for 90 days thereafter at the following URL:  http://www.videonewswire.com/event.asp?id=73566

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global  economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 21,792,728	$ 30,546,550
Accounts receivable, net of allowance of $311,680 and $322,463 in
2010 and 2009, respectively	10,909,844	11,152,648
Current portion of long-term receivables	63,800	66,800
Inventories	5,258,338	4,403,675
Prepaid expenses and other current assets	2,585,139	3,872,535
Total current assets	40,609,849	50,042,208
Property and equipment, net	4,108,137	4,790,310
Intangible assets	2,653,945	1,144,445
Long-term receivables	136,845	138,441
Other assets	5,113	5,112
Total assets	$ 47,513,889	$ 56,120,516

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$ 20,969,199	$ 3,333,333
Accounts payable	6,754,672	3,881,205
Accrued liabilities	7,840,984	8,615,287
Deferred contract revenue	7,172,396	7,191,492
Warrants	4,092,784	4,142,614
Total current liabilities	46,830,035	27,163,931

Long-term debt, less current maturities	5,555,754	20,346,655
Long-term deferred contract revenue	436,094	948,574
Other liabilities	11,462	20,013

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2010
and 2009; none outstanding at 2010 and 2009	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at
2010 and 2009; 50,403,055 and 50,208,171 issued at 2010 and 2009,
respectively	50,403	50,208
Additional paid-in capital	335,721,565	331,249,918
Treasury stock, 40,151 shares at 2010 and 2009	(205,999)	(205,999)
Accumulated deficit	(340,885,425)	(323,452,784)
Total stockholders' equity	(5,319,456)	7,641,343
Total liabilities and stockholders' equity	$47,513,889	56,120,516

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue
System	$ 8,153,088	$8,671,302	$22,826,700	$23,694,613
Disposables, service and accessories	5,719,166	4,619,391	16,680,241	13,373,484
Total revenue	13,872,254	13,290,693	39,506,941	37,068,097

Cost of revenue
System	3,091,734	3,474,492	9,482,225	9,250,005
Disposables, service and accessories	763,348	811,089	2,219,680	3,162,142
Total cost of revenue	3,855,082	4,285,581	11,701,905	12,412,147

Gross margin	10,017,172	9,005,112	27,805,036	24,655,950

Operating expenses:
Research and development	2,868,426	3,302,008	9,595,972	10,247,877
Sales and marketing	7,269,005	6,290,814	22,410,734	21,424,796
General and administration	3,471,244	3,654,207	11,337,637	11,006,981
Total operating expenses	13,608,675	13,247,029	43,344,343	42,679,654
Operating loss	(3,591,503)	(4,241,917)	(15,539,307)	(18,023,704)
Other income/(expense)	(920,222)	(489,139)	49,830	66,507
Interest income	3,004	2,721	7,934	34,069
Interest expense	(635,176)	(1,085,408)	(1,951,098)	(2,860,479)
Net loss	$ (5,143,897)	$(5,813,743)	$(17,432,641)	$(20,783,607)

Net loss per common share:
Basic and diluted	$ (0.10)	$(0.14)	$(0.35)	$(0.50)

Weighted average shares used in computing net
loss per common share:
Basic and diluted	50,137,857	41,988,251	49,847,321	41,649,094